The Registrant's President and Treasurer after supervising the development of the registrant's disclosure controls and procedures, and personally participating in the evaluation of such disclosure controls and procedures over a period within 90 days prior to the filing of this report on Form NSAR, have concluded that the Registrant's disclosure controls and procedures are effective in design and operation and are sufficient to form the basis of the certifications required by Rule 30a-2 under the Investment Company Act of 1940.